Exhibit 99.1

Carter Validus Mission Critical REIT’s

Portfolio Grows by 70%

(Tampa, FL) Carter Validus Mission Critical REIT, Inc. (“CVMC REIT”) announced today several important portfolio metrics for the third quarter of 2012.

CVMC REIT focuses on acquiring mission critical data center and healthcare properties, strategically located throughout the United States and leased to creditworthy tenants under long-term, net leases. The company defines “mission critical” assets as those properties that are essential to the successful operations of the tenants. John Carter, the chief executive officer of CVMC REIT stated, “We are pleased with our progress as we continue to execute on our strategy of constructing what we believe is an extremely attractive portfolio of mission critical assets for our shareholders.”

Q3 2012 Highlights*

•

Total investments increased from seven assets with an aggregate purchase price of approximately $163,000,000 as of June 30, 2012 to 13 assets with an aggregate purchase price of approximately $273,867,000 as of September 30, 2012

•	Portfolio leverage ratio of 49.2%

•	The weighted average yield of the assets in the portfolio is 9.1%

•	Total occupancy is 100%

•	The weighted average remaining lease term of the portfolio is 12.4 years

•	Based on in-place leases, rents increase on a weighted average of 2.6% annually

•	As of July 19, 2012, CVMC REIT’s line of credit increased from $40,000,000 to $55,000,000

*	Information is presented as of September 30, 2012.

Mr. Carter goes on to say, “I believe our ability to acquire these properties and grow this portfolio is a testament to our investment strategy, as well as our position as a leading investor in data center and healthcare assets.”

Carter Validus Mission Critical REIT, Inc. is a company that elected to be taxed as a real estate investment trust for federal income tax purposes that invests in mission critical real estate assets located throughout the United States. Mission critical real estate assets are those properties that are essential to the successful operations of the companies within the industries in which such companies operate. Carter Validus Mission Critical REIT, Inc. focuses its acquisitions of mission critical assets in the data center and healthcare sectors.

Media Contact:

John Carter

CEO – Carter Validus Mission Critical REIT, Inc.

813-387-0101

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to confirm the statement to actual results or changes in the Company’s expectations.